UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 27, 2021

Vail Resorts, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware		001-09614	51-0291762
(State or Other Jurisdiction of Incorporation or Organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

390 Interlocken Crescent
Broomfield,	Colorado		80021
(Address of Principal Executive Offices)			(Zip Code)

(303)	404-1800
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	MTN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2021, Vail Resorts, Inc. (the “Company”) entered into a Mutual Termination Agreement with Robert A. Katz, Chief Executive Officer, pursuant to which the Executive Employment Agreement previously entered into between the Company and Mr. Katz, which governed the terms of his employment as Chief Executive Officer, will terminate effective November 1, 2021 (the “Effective Date”). As previously announced, Mr. Katz transitioned from Chief Executive Officer of the Company to Executive Chairperson of the Board effective as of the Effective Date.

Also on October 27, 2021, the Company entered into an Executive Employment Agreement (the “Employment Agreement”) with Kirsten A. Lynch, which will take effect on the Effective Date and govern the terms of her employment as Chief Executive Officer of the Company. The Employment Agreement has an initial term of three years from the Effective Date, unless earlier terminated, and provides for automatic renewal for successive one year periods if neither party provides written notice of non-renewal to the other not less than 60 days prior to the then-current scheduled expiration date. The initial base salary set forth in the Employment Agreement for Ms. Lynch is $1,000,000, which base salary is subject to annual adjustments by the Compensation Committee, though in no case may the base salary be reduced at any time below the then-current level. Pursuant to the Employment Agreement, Ms. Lynch is also entitled to participate in the Company’s Management Incentive Plan, pursuant to which her annual incentive target cash bonus is equal to 100% of her base salary, and which is at the discretion of the Compensation Committee. Ms. Lynch will receive other benefits and perquisites on the same terms as afforded to senior executives generally, including customary health, disability and insurance benefits and participation in the Company’s Executive Perquisite Fund Program.

The Employment Agreement provides that upon (i) the giving of notice of non-renewal by the employer or termination by the employer without cause or (ii) termination by the executive for good reason, the executive is entitled to receive certain benefits so long as she has executed a release in connection with her termination, including: (a) two years of then-current base salary payable in a lump sum, (b) a prorated bonus (provided that performance targets are met) for the portion of the Company’s fiscal year through the effective date of the termination or non-renewal, (c) one year’s COBRA premiums for continuation of health and dental coverage, payable in a lump sum, and (d) if in connection with a change in control, an amount equal to the cash bonus paid to the executive in the prior year. Ms. Lynch also receives full vesting of any Restricted Share Units, Share Appreciation Rights or other equity awards held by Ms. Lynch in connection with any termination without cause or non-renewal.

The Employment Agreement contains customary provisions for non-competition and non-solicitation of the Company’s managerial employees that become effective as of the date of the executive’s termination of employment and that continue for two years thereafter. Ms. Lynch is also subject to a permanent covenant to maintain confidentiality of the Company’s confidential information.

The description above is a summary of the material terms of the Employment Agreement and is qualified in its entirety by the complete text of the Employment Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On October 29, 2021, Vail Holdings, Inc. (“Vail Holdings”), a wholly-owned subsidiary of the Company notified Bank of America, as administrative agent under its Fourth Amendment to Eighth Amended and Restated Credit Agreement (as amended, the “Credit Agreement”), of its intent to exit the temporary waiver period pursuant to the Credit Agreement effective October 31, 2021. As a result, the Company will be required to comply with the financial covenants in the Credit Agreement that had been subject to the temporary waiver starting with the fiscal quarter ending October 31, 2021 and upon delivery of a certificate demonstrating compliance with the financial covenant for such quarter will no longer be subject to the covenant modifications that were applicable during the temporary waiver period.

Item 9.01. Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Executive Employment Agreement, between VRI and Kirsten A. Lynch effective November 1, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vail Resorts, Inc.
Date: November 1, 2021	By:	/s/ David T. Shapiro
David T. Shapiro
Executive Vice President, General Counsel & Secretary